Exhibit 99.1

The Home Depot Names Jeff Boyd to Its Board of Directors

ATLANTA, October 6, 2016 – The Home Depot®, the world’s largest home improvement retailer, today announced the appointment of Jeff Boyd, interim chief executive officer and president of The Priceline Group, Inc. (“Priceline”), to the company’s board of directors. Boyd will serve on the company’s Nominating and Corporate Governance Committee and its Finance Committee. His appointment gives the company 13 directors, 12 of whom are independent.

Boyd has served in a number of senior executive positions during his tenure at Priceline, a leading provider of online travel and related services. His strategic leadership at Priceline guided the company to grow from a loss in 2002 to a multi-billion dollar profitable business.

Boyd has served as Priceline’s interim CEO and president since April 2016, and has served as its chairman since January 2013. He previously served in a number of roles of increasing responsibility at Priceline, including as its president and CEO from November 2002 until December 2013. He was Priceline’s president and Co-CEO from August 2002 to November 2002; its chief operating officer from November 2000 to August 2002; and its executive vice president, general counsel and secretary from January 2000 to October 2000. Prior to joining Priceline, Boyd was executive vice president, general counsel and secretary of Oxford Health Plans, Inc.

“I’m very pleased to welcome Jeff to our board of directors,” said Craig Menear, chairman, CEO and president. “He brings extensive experience in global e-commerce, sales and marketing, as well as proven corporate leadership and strategic management skills.”

The Home Depot is the world’s largest home improvement specialty retailer, with 2,276 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. In fiscal 2015, The Home Depot had sales of $88.5 billion and earnings of $7.0 billion. The Company employs more than 385,000 associates. The Home Depot's stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.

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For more information, contact:
Financial Community	News Media
Diane Dayhoff	Stephen Holmes
Vice President, Investor Relations	Director, Corporate Communications
770-384-2666	770-384-5075
diane_dayhoff@homedepot.com	stephen_holmes@homedepot.com